NSAR ITEM 77C



Van Kampen American Capital Municipal Opportunity Trust





(a)     A Special Meeting of Shareholders was held on October 23,
        1996.



(b)     The election of Trustees of Van Kampen American Capital
        Municipal Opportunity Trust (the "Fund") included:



        None



(c)     The following were voted on at the meeting:



        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.



                      For   9,169,142          Against    189,681



        2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.



                      For   5,095,431          Against   239,159

                                        NSAR ITEM 77O

                      Van Kampen American Capital Municipal Opportunity Trust

                                        1Of-3 Transactions
Underwriting         Purchased From       Amount Purchased   % of Underwriting   Date of Purchase
New York City G.O.   Lehman Brothers      $5,000,000         0.368%              12/19/96


   Other Firms participating in Underwriting #1:
   1. Bear, Stearns & Co. Inc.
   2. Merrill Lynch & Co.
   3. Prudential Securities Incorporated
   4. Smith Barney Inc.
   5. Artermis Capital Group, Inc.
   6. First Albany Corporation
   7. J.P. Morgan & Co. Incorporated
   8. Morgan Stanley & Co. Incorporated
   9. Samuel A. Ramirez & Co., Inc.
   10. Advest, Inc.
   11. M.R. Beal & Company
   12. Cambridge Partners L.L.C.
   13. A.G. Edwards & Sons, Inc.
   14. Oppenheimer & Co., Inc.
   15. PaineWebber Incorporated
   16. Roosevelt & Cross Incorporated
   17. Siebert Bradford Shank & Co.
   18. William Simon
   19. Pryor, McClerdon, Counts & Co., Inc.
   20. Lebenthal & Co., Inc.
   21. William E. Simon & Sons Municipal Securities Inc.